SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 19, 2003

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release reporting a 22% increase in fourth quarter revenues to $13,300,000, on procedure volume of 12,204.  A year ago, the company reported revenues of $10,894,000, on fourth quarter volume of 10,684 procedures.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated February 19, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: 2/19/03	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Contact:

Stephen N. Joffe

Jody Cain

LCA-Vision Inc.

Lippert Heilshorn & Assoc.

513-792-9292

310-691-7100

LCA-VISION REPORTS 22% INCREASE IN FOURTH QUARTER REVENUES

Trims Fourth Quarter Loss on Improved Pricing and Higher Procedure Volume

CINCINNATI (February 19, 2003) – LCA-Vision Inc. (NASDAQ NM: LCAV), a leading provider of laser vision correction services across the U.S., today reported a 22% increase in fourth quarter revenues to $13,300,000, on procedure volume of 12,204.  A year ago, the company reported revenues of $10,894,000, on fourth quarter volume of 10,684 procedures.

Average price realization per procedure increased to $1,090 in the fourth quarter, up from $1,020 per procedure last year.  Contribution margin -- laser refractive surgery revenues less medical, professional and license fees -- rose to 81.4% compared with 80.5% in the fourth quarter of 2001.

The company posted a fourth quarter net loss of $1,888,000, or 18 cents per share, compared with a net loss a year ago of $4,635,000, or 40 cents per share.

“We have just put 18 difficult months behind us,” said Stephen Joffe, LCA-Vision’s chairman and CEO.  “But I am pleased to say that the steps we have taken to expand revenues and cut costs are making a tremendous difference in our overall results.  We fully expect a return to profitability in the first quarter of 2003, and anticipate full year earnings per share in the range of 30 to 35 cents per share, which would generate EBITDA in excess of $9 million.  With expected capital expenditures in 2003 of $1 million, we anticipate generating significant positive cash flow for the year.”

Joffe also commented on the continued strength of the company’s balance sheet.  “We have more than $18 million in cash and no debt.  In January of last year, we repurchased 7% of our outstanding shares for $2.4 million and still increased our cash on hand in 2002 by $1.7 million.”

-more-

For the 12 months ended December 31, 2002, the company reported a net loss of $6,108,000, or 57 cents per share, excluding a benefit of $2,282,000 from the settlement of litigation.  A year ago, LCA-Vision’s net loss was $6,256,000, or 54 cents per share, excluding a non-cash valuation reserve and special charges of $17,119,000.  Including all special items, the company reported a 2002 net loss of $3,826,000, or 35 cents per share, compared with a 2001 net loss of $23,375,000, or $2.01 per share.

LCA-Vision has scheduled an investor conference call to be held today beginning at 10:00 Eastern Standard Time.  Individual investors are invited to listen to the conference call over the Internet by going the Investor section of the Company’s website at www.LasikPlus.com.  A replay of the call will be available for 30 days.

LCA-Vision owns and operates 33 LasikPlus vision correction facilities in the United States, plus two centers in Canada, and a joint venture in Europe.

# # #

This news release contains forward-looking statements that are subject to risks and uncertainties that may result in actual results to differ materially from current expectations.  For a discussion of risks and uncertainties that the company faces, please refer to the company’s filings with the Securities and Exchange Commission including, but not limited to, forms 10K and 10Q.

[Tables to follow]

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2002 (1)	2001 (1)	2002 (1)	2001 (1)

Revenues - Laser refractive surgery	13,300	10,894	61,838	68,096

Operating costs and expenses
Medical professional and license fees	2,479	2,128	12,270	13,626
Direct costs of services	6,668	7,073	28,796	33,616
General and administrative expenses	1,873	1,995	8,327	8,727
Marketing and advertising	2,645	3,051	12,823	12,732
Depreciation and amortization	1,540	1,400	5,997	5,625
Special charges	-	-	(174)	1,774

Operating loss	(1,905)	(4,753)	(6,201)	(8,004)

Equity in earnings from unconsolidated businesses	12	64	241	372
Minority equity interest	(31)	(23)	(189)	(10)
Interest expense	(1)	(10)	(4)	(17)
Interest income	115	110	225	924
Other income expense	(3)	(42)	(6)	(51)
Litigation Settlement	-	-	2,282	-

Loss before taxes on income	(1,813)	(4,654)	(3,652)	(6,786)

Income tax expense (benefit)	75	(19)	174	16,589

Net loss	$ (1,888) ==========	$ (4,635) =========	$ (3,826) ==========	$ (23,375) ========
Income per common share
Basic	$ (0.18)	$ (0.40)	$ (0.35)	$ (2.01)
Diluted	$ (0.18)	$ (0.40)	$ (0.35)	$ (2.01)

Weighted average shares outstanding
Basic	10,744	11,511	10,794	11,641
Diluted	10,744	11,511	10,794	11,641

(1) Unaudited

LCA-Vision Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
	At December 31,
	2002(1)	2001(1)
Assets
Current assets
Cash and cash equivalents	$ 18,298	$ 16,609
Accounts receivable, net	393	517
Receivable from vendor	337	234
Prepaid expenses, inventory and other	1,462	1,959

Total current assets	20,490	19,319

Property and equipment	37,301	36,411
Accumulated depreciation and amortization	(18,868)	(13,753)
Property and equipment, net	18,433	22,658
Goodwill, net	275	275
Deferred Compensation Plan Assets	127	-
Investment in unconsolidated businesses	263	290
Other assets, net	408	646

Total assets	$ 39,996 ============	$ 43,188 ==========
Liabilities and Shareholders Investment
Current liabilities
Accounts payable	$ 3,855	$ 2,645
Accrued liabilities and other	3,660	2,270
Debt maturing in one year	10	26

Total current liabilities	7,525	4,941

Long-term debt	-	4
Deferred Compensation Liability	129	-
Minority equity interest	230	41

Shareholders investment
Common stock ($.001 par value; 13,110,306 and 13,064,056 shares and
10,743,109 and 11,513,299 shares issued and outstanding, respectively)	13	52
Contributed capital	91,474	91,080
Warrants	1,982	2,105
Notes receivable from shareholders	(1,532)	(1,488)
Common stock in treasury, at cost (2,367,197 shares and 1,550,757 shares)	(15,462)	(13,013)
Accumulated deficit	(44,338)	(40,512)
Accumulated other comprehensive loss	(25)	(22)
Total shareholders investment	32,112	38,202

Total liabilities and shareholders investment	$ 39,996 ============	$ 43,188 ==========
(1) Unaudited